Exhibit 23.2




                          Accountants' Consent


 The Board of Directors and Stockholders
 Publix Super Markets, Inc.:

 We consent to incorporation by reference in the Registration Statement on Form S-8 of Publix Super Markets, Inc. of our report dated February 23, 2001, relating to the consolidated balance sheets of Publix Super Markets, Inc. as of December 30, 2000 and December 25, 1999, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 30, 2000, and related schedules, which report appears in the December 30, 2000 annual report on Form 10-K of Publix Super Markets, Inc.

 /s/ KPMG LLP
 ------------


 Tampa, Florida
 June 21, 2001